UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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AMERICAN SUPERCONDUCTOR CORPORATION
64 Jackson Road
Devens, Massachusetts 01434

Notice of Annual Meeting of Stockholders to
be Held on Thursday, December 8, 2011

The Annual Meeting of Stockholders of American Superconductor Corporation will be held at American Superconductor’s corporate headquarters, located at 64 Jackson Road, Devens, Massachusetts 01434, on Thursday, December 8, 2011 at 8:30 a.m., local time, to consider and act upon the following matters:

1.	To elect Vikram S. Budhraja, Peter O. Crisp, Richard Drouin, Pamela F. Lenehan, Daniel P. McGahn, David R. Oliver, Jr., John B. Vander Sande, and John W. Wood, Jr. as directors of American Superconductor for a term of office expiring at the 2012 annual meeting of stockholders.

2.	To approve an amendment to American Superconductor’s Restated Certificate of Incorporation to increase the number of authorized shares of American Superconductor’s Common Stock from 100,000,000 to 150,000,000.

3.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as American Superconductor’s independent registered public accounting firm for the current fiscal year.

4.	To hold an advisory vote on executive compensation.

5.	To hold an advisory vote on the frequency of future advisory votes on executive compensation.

6.	To transact such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

Stockholders of record at the close of business on October 27, 2011 will be entitled to notice of and to vote at the annual meeting or any continuation, postponement or adjournment thereof. The stock transfer books of American Superconductor will remain open.

By Order of the Board of Directors,

David A. Henry, Secretary

Devens, Massachusetts
November 4, 2011

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE, OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS BEGINNING ON THE FIRST PAGE OF THE PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY CARD RELATING TO THE ANNUAL MEETING.

i

AMERICAN SUPERCONDUCTOR CORPORATION
64 Jackson Road
Devens, Massachusetts 01434

PROXY STATEMENT
For the Annual Meeting of Stockholders to be Held on Thursday, December 8, 2011

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors, or Board, of American Superconductor Corporation for use at the Annual Meeting of Stockholders, or Annual Meeting, to be held on Thursday, December 8, 2011, beginning at 8:30 a.m., local time, at American Superconductor Corporation’s corporate headquarters, located at 64 Jackson Road, Devens, Massachusetts 01434 and at any continuation, postponement or adjournment of the Annual Meeting. On or about November 10, 2011, we are mailing these proxy materials together with an annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, and other information required by the rules of the Securities and Exchange Commission. Our Annual Report on Form 10-K is included without exhibits with this proxy statement. Exhibits will be provided, at no charge, upon written request addressed to American Superconductor Corporation, 64 Jackson Road, Devens, MA 01434, Attention: Investor Relations.

Our fiscal year begins on April 1 and ends on March 31. When we refer to a particular fiscal year, we are referring to the fiscal year ended on March 31 of the following year. For example, fiscal 2010 refers to the fiscal year ended March 31, 2011.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on December 8, 2011

American Superconductor’s proxy statement and annual report are available at
www.proxyvote.com

The following proxy materials are available for review at www.proxyvote.com:

•	our 2011 proxy statement;

•	our annual report for the fiscal year ended March 31, 2011; and

•	any amendments to our proxy materials that are required to be furnished to stockholders.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, approval of an amendment to our restated certificate of incorporation to increase the number of authorized shares of our common stock from 100,000,000 to 150,000,000, ratification of the selection of our independent registered public accounting firm, approval of an advisory vote on executive compensation and an advisory vote on of the frequency of future executive compensation advisory votes. Stockholders may also consider such other business as may properly come before the meeting. We are not aware of any other business to be brought before the meeting. If any other business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, October 27, 2011, are entitled to receive notice of the Annual Meeting and to vote their shares of our common stock at the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting. The number of stockholders of record as of the October 27, 2011, record date was 775. Holders of shares of our common stock are entitled to one vote per share.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares in “street name” (through a bank, broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership in American Superconductor as of the record date to be admitted to the Annual Meeting. You may obtain directions to the location of our Annual Meeting by writing our Investor Relations department at 64 Jackson Road, Devens, Massachusetts 01434 or by calling (978) 842-3177.

What constitutes a quorum?

The holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting. As of the October 27, 2011, record date, 51,450,104 shares of our common stock were outstanding and entitled to vote.

How do I vote?

If you are a record holder, meaning your shares are registered in your name, you may vote:

(1) Over the Internet: Go to the website of our tabulator, Broadridge, at www.proxyvote.com. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

(2) By Telephone: Call 1-800-690-6903, toll free from the U.S. and Canada, and follow the instructions on your enclosed proxy card. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

(3) By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

(4) In Person at the Annual Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

If your shares are held in “street name,” meaning they are held for your account by a bank, broker or other nominee, you may vote:

(1) Over the Internet or by Telephone: You will receive instructions from your bank, broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.

(2) By Mail: You will receive instructions from your bank, broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3) In Person at the Annual Meeting: To be able to vote your shares held in street name in person at the Annual Meeting, you will need to obtain a legal proxy (separate from the proxy card supplied by us) that is prepared and supplied by your bank, broker or other nominee. You will not be able to vote in person at the Annual Meeting unless you have a proxy from your bank, broker or other nominee issued in your name giving you the right to vote your shares.

Can I change my proxy after I return my proxy card?

Yes. You may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1) Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.

(2) Sign a new proxy and submit it as instructed above. Only your latest dated proxy will be counted.

(3) Attend the Annual Meeting, request that your proxy be revoked and vote in person as instructed above. Attending the Annual Meeting will not revoke your proxy unless you specifically request it.

Will my shares be voted if I don’t return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or voting by ballot at the Annual Meeting. If your shares are held in “street name” by a bank, broker or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares. Under applicable stock exchange rules, if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of “non-discretionary” items, shares for which your bank, broker or other nominee does not receive voting instructions will be treated as “broker non-votes.”

Discretionary Items		Non-Discretionary Items

•	Proposal 3 — Ratification of	•	Proposal 1 — Election of Directors
	PricewaterhouseCoopers LLP as our Independent Registered Public Accounting	•	Proposal 2 — Approval of an Amendment to Our Restated Certificate of Incorporation.
	Firm	•	Proposal 4 — Advisory Vote on Executive Compensation
		•	Proposal 5 — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

What is the vote required to approve each matter?

(1) Election of Directors. Directors will be elected by a plurality of the votes cast. This means that the eight nominees receiving the most affirmative votes will be elected as directors at the Annual Meeting. Abstentions, votes withheld and “broker non-votes” will have no effect on the outcome of the election of directors.

(2) Approve an Amendment to Our Restated Certificate of Incorporation. The affirmative vote of the holders of a majority of the outstanding shares of common stock is required for approval of an amendment to our restated certificate of incorporation to increase the number of authorized shares of our common stock from 100,000,000 to 150,000,000. Abstentions and “broker non-votes” will have the effect of a vote against the proposal.

(3) Ratification of our Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required for the ratification of the selection by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. Abstentions will have no effect on the outcome of the proposal. Because brokers have discretionary authority to vote on the ratification of the selection of our independent registered public accounting firm, we do not expect any “broker non-votes” in connection with this proposal.

(4) Advisory Vote on Executive Compensation. The affirmative vote of the holders of a majority of shares of common stock voting on the matter is required for the approval of the advisory vote on executive compensation. Abstentions and “broker non-votes” will have no effect on the outcome of the proposal. This proposal is non-binding.

(5) Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation. The frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders will be the frequency that is selected as the non-binding recommendation of our stockholders. Abstentions and “broker non-votes” will have no effect on the outcome of the proposal.

Are there other matters to be voted on at the meeting?

As of the date of this proxy statement, our Board of Directors does not know of any other matters which may come before the meeting, other than the matters described in this proxy statement. Should any other matter requiring a vote of our stockholders arise and be properly presented at the Annual Meeting, the proxy for the Annual Meeting confers upon the persons named in the proxy and designated to vote the shares discretionary authority to vote, or otherwise act, with respect to any such matter in accordance with their best judgment.

Our Board encourages stockholders to attend the Annual Meeting. Whether or not you plan to attend, you are urged to submit your proxy. Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their stock personally even though they have sent in their proxies.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of September 30, 2011, or such earlier date as indicated below, by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	our “named executive officers” (as defined in the Compensation Discussion and Analysis included elsewhere in this proxy statement); and

•	all current directors and executive officers as a group.

Unless otherwise provided, the address of each individual listed below is c/o American Superconductor Corporation, 64 Jackson Road, Devens, Massachusetts 01434.

	Number of
	Shares	Percentage of
	Beneficially	Common Stock
Name of Beneficial Owner	Owned (1)	Outstanding (2)

Five Percent Stockholders Kevin Douglas and related group (3)	12,735,500	24.3%
c/o 125 East Sir Francis Drake Blvd. Suite 400, Larkspur, CA 94903
BlackRock, Inc. and its affiliates (4)	3,323,775	6.5%
40 East 52nd Street, New York, NY 10022
Directors
Gregory J. Yurek (5)	233,643		*
Daniel P. McGahn (6)	190,679		*
Vikram S. Budhraja	50,000		*
Peter O. Crisp (7)	155,603		*
Richard Drouin	28,000		*
David R. Oliver, Jr. (8)	35,400		*
Pamela F. Lenehan	—
John B. Vander Sande (9)	59,000		*
John W. Wood, Jr. (10)	34,000		*
Other Named Executive Officers
David A. Henry (11)	183,034		*
John R. Collett (12)	54,751		*
Charles W. Stankiewicz (13)	145,331		*
Susan J. DiCecco (14)	55,462		*
All directors and executive officers as a group (14 persons) (15)	1,340,300	2.6%

*	Less than 1%.

(1)	The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. In accordance with the rules of the SEC, each stockholder is deemed to beneficially own any shares subject to stock options that are currently exercisable or exercisable within 60 days after September 30, 2011, and any reference below to shares subject to outstanding stock options held by the person in question refers only to such stock options.

(2)	To calculate the percentage of outstanding shares of common stock held by each stockholder, the number of shares deemed outstanding includes 51,394,069 shares outstanding as of September 30, 2011, plus any shares subject to outstanding stock options currently exercisable or exercisable within 60 days after September 30, 2011 held by the stockholder in question.

(3)	Information is derived from the Schedule 13D filed on October 7, 2011 by Kevin Douglas, Michelle Douglas, James E. Douglas, III, K&M Douglas Trust, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust, KGD 2010 Annuity Trust I and MMD 2010 Annuity Trust I and is as of September 29, 2011.

(4)	Information is derived from the Schedule 13G/A filed on August 8, 2011 by BlackRock, Inc. and its affiliates and is as of July 31, 2011.

(5)	Includes 57,631 shares subject to outstanding stock options. Information is as of August 15, 2011, the last day on which Mr. Yurek served as a director of our company.

(6)	Includes 69,500 shares subject to outstanding stock options, 87,000 shares subject to certain restrictions on transfer and a repurchase right in favor of our company and 1,689 shares held indirectly through American Superconductor’s 401(k) plan.

(7)	Includes 3,000 shares held by Mr. Crisp’s wife and 40,000 shares subject to outstanding stock options. Mr. Crisp disclaims beneficial ownership of the shares held by his wife.

(8)	Includes 20,000 shares subject to outstanding stock options.

(9)	Includes 40,000 shares subject to outstanding stock options.

(10)	Includes 20,000 shares subject to outstanding stock options.

(11)	Includes 99,000 shares subject to outstanding stock options, 32,700 shares subject to certain restrictions on transfer and risk of forfeiture in favor of our company and 1,084 shares held indirectly through American Superconductor’s 401(k) plan.

(12)	Includes 651 shares held indirectly through American Superconductor’s 401(k) plan. Information is as of July 22, 2011, the last day of Mr. Collett’s employment with our company.

(13)	Includes 80,000 shares subject to outstanding stock options. Information is as of August 23, 2011, the last day of Mr. Stankiewicz’s employment with our company.

(14)	Includes 13,533 shares subject to outstanding stock options, 22,800 shares subject to certain restrictions on transfer and risk of forfeiture in favor of our company and 1,422 shares held indirectly through American Superconductor’s 401(k) plan.

(15)	Includes 482,331 shares subject to outstanding stock options, 173,332 shares subject to certain restrictions on transfer and risk of forfeiture in favor of our company and 6,205 shares held indirectly through American Superconductor’s 401(k) plan.

CORPORATE GOVERNANCE

Our Board has long believed that good corporate governance is important to ensure that American Superconductor is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our committee charters, corporate governance guidelines and code of conduct described below have been posted in the “Governance” section of the “Investors” page of our website at www.amsc.com. Alternatively, you can request a copy of any of these documents by writing our Investor Relations department at 64 Jackson Road, Devens, Massachusetts 01434 or by calling (978) 842-3177.

Members of the Board

Set forth below, for each director, are his or her name and age, his or her positions (if any) with us, his or her principal occupation and business experience during the past five years, the names of other public companies of which he or she has served as a director during the past five years and the year of the commencement of his or her term as a director of American Superconductor. Each of the individuals named below is a nominee for election to our Board at the Annual Meeting.

Daniel P. McGahn, age 40, has been our chief executive officer since June 2011 and president since December 2009. Mr. McGahn also served as chief operating officer from December 2009 until May 2011, as senior vice president and general manager of our AMSC Superconductors business unit from May 2008 until December 2009 and vice president of our AMSC Superconductors business unit from January 2008 to May 2008. Previously, Mr. McGahn was vice president of strategic planning and development from December 2006 to January 2008. From 2003 to 2006, Mr. McGahn served as executive vice president and chief marketing officer of Konarka Technologies, which develops and commercializes Konarka Power Plastic®, a material that converts light to electricity. We believe Mr. McGahn’s qualifications to sit on our Board include his extensive experience with our company, including serving as our president since December 2009, experience in the power electronics industry and strategic planning expertise gained while working in senior management and as a consultant for other public and private companies. Mr. McGahn has been a director of our company since June 2011.

John W. Wood, Jr., age 67, has been chairman of our Board since August 2011 and is currently an independent consultant. He served as chief executive officer of Analogic Corporation, a designer and manufacturer of medical imaging and security systems, from 2003 through 2006. Prior to joining Analogic, he held senior executive positions over a 22-year career at Thermo Electron Corporation. Most recently, Mr. Wood served as president of Peek Ltd., a division of Thermo Electron Corporation, and as a senior vice president of the parent company. He previously served as president and chief executive officer of Thermedics, a subsidiary of Thermo Electron. Mr. Wood is a director of FLIR Systems, Inc., which is a publicly traded company, and ESCO Corporation, which is a privately held company. We believe Mr. Wood’s qualifications to sit on our Board include his extensive executive-level management experience and significant financial experience. Mr. Wood has been a director of our company since December 2006.

Vikram S. Budhraja, age 64, has been president of Electric Power Group, LLC, a Pasadena, California-based consulting firm that provides management and strategic consulting services, synchrophasor technology applications, and power grid reliability monitoring solutions to the electric power industry, since January 2000. From 1977 to January 2000, Mr. Budhraja served in several key senior management positions at Edison International, the parent company of Southern California Edison, including: president of Edison Technology Solutions; senior vice president and head of the Power Grid Business Unit of Southern California Edison; and vice president of System Planning, Fuels and Operations of Southern California Edison. He is a founding member of the Consortium for Electric Reliability Technology Solutions (CERTS) and worked with the U.S.-Canadian Power Systems Outage Task Force that was formed to investigate the root causes of the August 14, 2003 power blackout in the Northeast. Mr. Budhraja has previously served as a director of several organizations, including the California Independent System Operator Corporation and SoftSwitching Technologies. We believe Mr. Budhraja’s qualifications to sit on our Board include his extensive operational knowledge of, and executive level management experience in, the electric power industry. Mr. Budhraja has been a director of our company since 2004.

Peter O. Crisp, age 79, served as vice chairman of Rockefeller Financial Services, Inc., a financial services firm, from December 1997 until September 2004. From 1969 to 1997, he was a general partner of Venrock Associates, a venture capital firm based in New York. Mr. Crisp served as a director of United States Trust Corporation until August 2004. He is currently a director of several private companies. We believe Mr. Crisp’s qualifications to sit on our Board include his valuable corporate governance experience gained while serving as a director for 43 public and private companies, as well as his strategic planning expertise gained while counseling numerous Fortune 500 companies. Mr. Crisp has been a director our company since 1987.

Richard Drouin, age 79, is counsel at McCarthy Tétrault LLP, a Canadian law firm. Mr. Drouin was the chairman and chief executive officer of Hydro-Quebec, a public electric utility based in Canada, from April 1988 to September 1995. From September 1999 to February 2009, he was also chairman of the North American Electric Reliability Corporation which oversees the reliability of the Bulk Power Transmission Systems in North America. He is chairman of the board of Stonebridge Financial. He is a director of the British Airport Authority in London, Gesca Limitée in Montreal, and President’s Choice Bank in Toronto. He was also chairman of the board of the World Energy Congress which was held in Montreal in September 2010. He is Honorary Consul for Great Britain in Quebec. We believe Mr. Drouin’s qualifications to sit on our Board include his experience serving as a director for other public and private companies and his extensive legal skill and expertise developed as counsel to public and private companies over the past 35 years. Mr. Drouin has been a director of our company since 1996.

Pamela F. Lenehan, age 59, has been president of Ridge Hill Consulting, a strategy and financial consulting firm, since June 2002. From September 2001 until June 2002, Ms. Lenehan was self-employed as a private investor. From March 2000 until September 2001, she served as vice president and chief financial officer of Convergent Networks, Inc., a manufacturer of switching equipment. From February 1995 until January 2000, she was senior vice president of corporate development and treasurer of Oak Industries, Inc., a manufacturer of telecommunications components until it was acquired by Corning. Prior to that time, Ms. Lenehan was a Managing Director in Credit Suisse First Boston’s Investment Banking division and a vice president of Corporate Banking at Chase Manhattan Bank. Ms. Lenehan is currently a director of publicly traded Spartech Corporation and Monotype Imaging Holdings Inc., and privately held National Mentor Holdings. She previously served as a director of Avid Technology. We believe Ms. Lenehan’s qualifications to sit on our Board include her experience serving as a director for other public and private companies, her extensive financial and strategic management experience, and her particular knowledge of equity and debt financing and mergers and acquisitions. She also holds an Advanced Professional Director Certification from the American College of Corporate Directors, a national public company director education organization. Ms. Lenehan has been a director of our company since March 2011. Ms. Lenehan was recommended to our Nominating and Corporate Governance Committee by our chief executive officer.

David R. Oliver, Jr., age 70, has been executive vice president and chief operating officer, European Aeronautic Defense and Space Company North America (EADS NA), a large European aerospace corporation, since January 2008. Mr. Oliver served as chief executive officer of the defense division of EADS NA for most of the four years preceding January 2008 except when he was running the EADS portion of the capture effort for the Air Force Tanker program (one of the largest Defense programs ever competed). Before joining EADS NA, Mr. Oliver was stationed in Baghdad as Director of Management and Budget for the Coalition Forces. Prior to that, he served as the United States’ Principal Deputy Under Secretary of Defense for Acquisition and Technology. Mr. Oliver also previously held management positions at both Westinghouse Electric and Northrop Grumman. In the Navy, he commanded both diesel and nuclear submarines as well as two submarine groups in the Cold War. His last Navy appointment was as Principal Deputy to the Assistant Secretary of the Navy for Research, Development and Acquisition. Rear Admiral (retired) Oliver’s military decorations include the Defense and Navy Distinguished Service Medals as well as six awards of the Legion of Merit. Mr. Oliver is a director of EADS NA, which is a publicly traded entity, and Pittsburgh Electric Engineering Company, which is a privately held entity. We believe Mr. Oliver’s qualifications to sit on our Board include his extensive leadership, management and budgeting experience gained while serving as a senior officer in the United States Navy. Mr. Oliver has been a director of our company since September 2006.

John B. Vander Sande, age 67, co-founded American Superconductor, but has never had day-to-day operational responsibilities at our company. Dr. Vander Sande is the Cecil and Ida Green Distinguished Professor, Department of Materials Science and Engineering, emeritus, at the Massachusetts Institute of Technology (MIT), specializing in the analysis of the microstructure of materials. He was Associate Dean and Acting Dean of Engineering at MIT from 1992 to 1999 and was founding Executive Director of the Cambridge (England)-MIT Institute from 1999 to 2003. He was Acting Provost at Reykjavik University, Iceland in 2009-10. We believe Dr. Vander Sande’s qualifications to sit on our Board include his extensive knowledge of materials, the power technologies industry and his long-time tenure as a professor and administrator at a leading research university. Dr. Vander Sande has been a director of our company since 1990.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of American Superconductor and our stockholders. These guidelines, which provide a framework for the conduct of our Board’s business, provide that:

•	the principal responsibility of our directors is to oversee the management of our company;

•	a majority of the members of our Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	our Board, in conjunction with the Compensation Committee, shall be responsible for reviewing and approving a management succession plan, including succession planning for our chief executive officer;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, our Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Mr. Budhraja, Mr. Crisp, Mr. Drouin, Ms. Lenehan, Mr. Oliver, Dr. Vander Sande and Mr. Wood do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. Listing Rules.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies criteria set forth in our corporate governance guidelines, such as the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, interest and ability to understand conflicting interests of our various constituencies and ability to act in the interests of all stockholders. The Nominating and Corporate

Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

Our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, but believes that our Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds.

Stockholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee of our Board by submitting the stockholder’s name, address and number of shares of our stock held, and the candidate’s name, age, address and resume to our Corporate Secretary at American Superconductor Corporation, 64 Jackson Road, Devens, Massachusetts 01434. Our Board will evaluate stockholder-recommended candidates using the criteria described above. If our Board decides to nominate a stockholder-recommended candidate, then we will include his or her name in the proxy statement and proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the procedures set forth under “Stockholder Proposals for 2012 Annual Meeting.” Candidates nominated by stockholders in accordance with the procedures set forth in our bylaws will not be included in our proxy statement or proxy card for the next annual meeting.

Board Meetings and Attendance

Our Board met nine times during fiscal 2010, either in person or by teleconference. During fiscal 2010, each director attended at least 96% of the aggregate number of Board meetings and meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

All of our directors attended the 2010 Annual Meeting of Stockholders. Our corporate governance guidelines provide that directors are expected to attend the Annual Meeting of Stockholders.

Board Leadership Structure

Mr. Wood, a non-employee independent director, has served as the chairman of our Board since August 2011, while Mr. McGahn serves as our chief executive officer and president. We elected to separate these positions in August 2011 when our chairman, Dr. Yurek, retired from his position as chief executive officer. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of our Board to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman. While our bylaws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, the Board believes that having separate positions and having an independent director serve as chairman of the Board is the appropriate leadership structure for our company at this time, particularly in light of the short tenure of our chief executive officer in that position.

Board Committees

Our Board has established three standing committees — Audit, Compensation, and Nominating and Corporate Governance — each of which operates under a charter that has been approved by our Board. Current copies of each committee’s charter are posted in the “Governance” section of the “Investors” page of our website, www.amsc.com. Our Board has determined that all of the members of each of our Board’s three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3(c) promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include:

•	sole and direct responsibility for appointing, compensating, evaluating, retaining and, when necessary, terminating the engagement of our independent registered public accounting firm;

•	taking, or recommending that the full Board take, appropriate action to oversee the independence of our independent registered public accounting firm;

•	sole and direct responsibility for overseeing the work of our independent registered public accounting firm, including resolution of disagreements between our management and independent registered public accounting firm regarding financial reporting;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

•	discussing policies with respect to our assessment and management of risk (both financial and non-financial), including guidelines and policies to govern the process by which our exposure to risk is monitored, controlled and reported;

•	overseeing our internal audit function;

•	establishing procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying related person transactions; and

•	preparing the Audit Committee Report required by SEC rules (which is included on page 13 of this proxy statement).

The current members of the Audit Committee are Ms. Lenehan (chairman), Dr. Vander Sande, Mr. Oliver and Mr. Wood. The Audit Committee met eighteen times during fiscal 2010. Our Board has determined that Ms. Lenehan is an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and making a recommendation to our Board with respect to the chief executive officer’s compensation;

•	reviewing and approving the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our incentive compensation and equity-based plans;

•	retaining, if desired, any compensation consultant to be used to assist in the evaluation of executive officer compensation;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	reviewing and making recommendations, upon our Board’s request, to our Board relating to management succession planning;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 15 of this proxy statement; and

•	preparing the Compensation Committee Report required by SEC rules, which is included on page 33 of this proxy statement.

The current members of the Compensation Committee are Mr. Crisp (chairman), Mr. Drouin, Dr. Vander Sande and Mr. Budhraja. The Compensation Committee met eleven times during fiscal 2010.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members, consistent with criteria approved by our Board and recommending to our Board the persons to be nominated for election as directors at any meeting of stockholders and the persons to be elected by our Board to fill any vacancies on our Board;

•	recommending to our Board the persons to be elected to each of our Board’s committees;

•	developing and recommending to our Board a set of corporate governance guidelines applicable to us;

•	periodically assessing our Board’s leadership structure, including whether the offices of chairman of the Board and chief executive officer should be separate; and

•	overseeing the evaluation of our Board.

The current members of the Nominating and Corporate Governance Committee are Mr. Wood (chairman), Mr. Crisp and Mr. Drouin. The Nominating and Corporate Governance Committee met five times during fiscal 2010.

Oversight of Risk

Our Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our Board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our Board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; our Compensation Committee oversees risk management activities relating to our compensation policies and practices and management succession planning; and our Nominating and Corporate Governance Committee oversees risk management activities relating to Board composition. Each committee reports to the full Board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. Our Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.

Executive Compensation Process

The Compensation Committee has implemented an annual performance review program for our executives, under which annual performance objectives are determined and set forth in writing at the beginning of each fiscal year for American Superconductor as a whole and for each executive individually. Annual corporate objectives are proposed by management, reviewed by our Compensation Committee and approved by our Board. These corporate objectives target the achievement of specific operational milestones. Annual individual objectives focus on contributions that facilitate the achievement of the corporate objectives and are set during the first quarter of each fiscal year. Individual measurable objectives are proposed by each executive, reviewed by the chief executive officer, and formed on the basis of recommendations to our Compensation Committee and our Board with regard to executive compensation. Annual salary increases, annual bonuses, and annual stock option grants and restricted stock awards to our executives are tied to the achievement of these corporate and individual performance objectives.

Our Board has delegated to Mr. McGahn, our chief executive officer, the authority to make stock option grants and grants of restricted stock awards to our employees other than executive officers under our 2007 Stock Incentive Plan, subject to limitations set by our Board.

Our Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our chief financial officer is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the directors as he considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our chief financial officer considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our Board should address such communications to our Board c/o Chief Financial Officer, American Superconductor Corporation, 64 Jackson Road, Devens, Massachusetts 01434.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial and accounting officer, or persons performing similar functions. We have posted a current copy of the code in the “Governance” section of the “Investors” page of our on our website, www.amsc.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, any provision of our code.

Audit Committee Report

The Audit Committee has reviewed American Superconductor’s audited financial statements for the fiscal year ended March 31, 2011 and has discussed these financial statements with management and American Superconductor’s independent registered public accounting firm.

Management is responsible for American Superconductor’s internal control over financial reporting and the financial reporting process, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP. American Superconductor’s independent registered public accounting firm is responsible for performing an audit of American Superconductor’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on those financial statements. As appropriate, the Audit Committee reviews and evaluates, and discusses with American Superconductor’s management, internal accounting, financial and auditing personnel, and the independent registered public accounting firm, the following:

•	the plan for, and the independent registered public accounting firm’s report on, the audit of American Superconductor’s financial statements;

•	American Superconductor’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders;

•	changes in American Superconductor’s accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to us; and

•	the adequacy of American Superconductor’s internal control over financial reporting and accounting, financial and auditing personnel.

Management represented to the Audit Committee that American Superconductor’s financial statements had been prepared in accordance with GAAP.

The Audit Committee also discussed with PricewaterhouseCoopers LLP, American Superconductor’s independent registered public accounting firm, American Superconductor’s audited financial statements and the matters required to be discussed by applicable accounting standards and Audit Committee rules, including the matters required by Statement on Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from American Superconductor’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding American Superconductor’s independent registered public accounting firm’s communication with the Audit Committee concerning independence, and has discussed with American Superconductor’s independent registered public accounting firm their independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors of American Superconductor that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

By the Audit Committee of the Board.

Pamela F. Lenehan, Chairman
David R. Oliver, Jr.
John B. Vander Sande
John W. Wood, Jr.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our named executive officers for fiscal 2010 and how our compensation program drives performance.

Our named executive officers for fiscal 2010 are:

•	Gregory J. Yurek, who was our Chief Executive Officer until May 31, 2011 and Chairman until August 15, 2011;

•	David A. Henry, Senior Vice President, Chief Financial Officer and Treasurer;

•	John R. Collett, Senior Vice President, Chief Strategy Officer;

•	Charles W. Stankiewicz, Executive Vice President, Operations and Grid Segment; and

•	Susan J. DiCecco, Senior Vice President, Corporate Administration.

We also present information for Daniel P. McGahn, who became our Chief Executive Officer on June 1, 2011, has been our president since December 2009 and was our Chief Operating Officer until May 2011. We refer to these six officers as our “named executive officers.”

In this CD&A, we first provide an executive summary of our program for fiscal 2010. We then describe our compensation philosophy and the objectives of our executive compensation program and how the Compensation Committee of our Board oversees our compensation program. We discuss the compensation determination process and describe how we determine each element of compensation. We believe that our compensation program in fiscal 2010 and in prior years shows that we have closely linked pay to performance.

Executive Summary

Overview of Our Executive Compensation Program

The Compensation Committee of our Board has designed our executive compensation program to attract and retain superior employees in key positions to enable our company to succeed in the highly competitive market for talent, while simultaneously maximizing stockholder value. We believe that our executives are a primary factor in our strong performance over both the short-and long-term. Therefore, we intend to continue to provide a competitive compensation package to our executives, tie a significant portion of pay to performance and utilize components that best align the interests of our executives with those of our stockholders.

The following is a summary of important aspects of our executive compensation program discussed later in this CD&A:

•	Key Elements of Our Compensation Program. Our compensation program is designed to achieve these objectives through a combination of the following types of compensation:

•	Base salary;

•	Performance-based annual cash bonuses;

•	Long-term equity incentives; and

•	Severance and change-in-control benefits.

Each element of our executive compensation program is discussed in greater detail below.

•	We Intend to Pay for Performance. The majority of our named executive officers’ total compensation, as shown in our Summary Compensation Table below, ties compensation directly to the achievement of corporate and individual objectives. We emphasize pay for performance in order to align executive compensation with our business strategy and the creation of long-term stockholder value.

•	Our Compensation Program Supports Our Corporate Objectives and Stockholder Interests. Our compensation program is designed to align executive officer compensation with our short- and long-term business objectives and building long-term stockholder value by rewarding successful execution of our business plan and by tying a portion of total compensation opportunities to equity incentives.

Overview of Fiscal 2010 Performance

Fiscal 2010 ended up being a very difficult year for our company. Through the third quarter of fiscal 2010, we expected our overall financial performance to be in line with our previous forecasts. On March 31, 2011, Sinovel Wind Group Co. Ltd. refused to accept contracted shipments of 1.5 megawatt (MW) and 3 MW wind turbine core electrical components and spare parts that we were prepared to deliver. As a result, we realized significantly less-than-anticipated financial results for fiscal 2010.

Fiscal 2010 Compensation Programs and Decisions

In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to our named executive officers for fiscal 2010 reflected our financial results and overall compensation philosophy:

•	Adjustments to Base Salary. During fiscal 2010, our named executive officers received increases to their base salaries based on factors such as the level of job responsibility, individual, business unit and overall company performance, and competitiveness with salaries paid to executive officers in similar positions, industries and geographic locations.

•	Performance-Based Annual Cash Bonuses. For fiscal 2010, our company primarily focused on increasing Non-GAAP Net Income (as such performance measure is described in more detail below), revenues, cash flows and orders. Our compensation program for fiscal 2010 was designed to support our company’s focus on these performance measures. For our annual bonus program for fiscal 2010, the Compensation Committee selected these objectives as key corporate objectives because the Compensation Committee believes they encourage executives to achieve superior operating results. Based on our lower than expected fiscal 2010 performance, only two out of six of our named executive officers were paid cash bonuses for fiscal 2010.

•	Long-Term Equity Incentive. The Compensation Committee granted long-term equity awards to our named executive officers in fiscal 2010 based on such factors as performance and contribution during the prior fiscal year, recommendations made by our management, competitive practices, and the overall compensation package for each executive officer.

In light of our company’s performance during fiscal 2010, and taking into consideration our previously strong performance over the past few years, the Compensation Committee believes that the named executive officers’ fiscal 2010 compensation was appropriate.

Compensation Program Philosophy and Objectives

The Compensation Committee of our Board oversees our executive compensation program, pursuant to authority established in the Compensation Committee Charter. The Compensation Committee reviews and approves all compensation decisions relating to our executive officers, except for the chief executive officer. The Compensation Committee reviews the compensation for our chief executive officer and makes a recommendation to our Board, and our Board determines the compensation of our chief executive officer.

Our executive compensation program is designed to meet three principal objectives:

•	Attract and retain executive officers who contribute to our long-term success;

•	Align compensation with our short- and long-term business objectives; and

•	Motivate the executive officers to provide superior performance that will build long-term stockholder value.

These objectives collectively seek to link executive compensation to our overall company performance, which helps to ensure that the interests of our executives are aligned with the interests of our stockholders.

The Compensation Committee’s decisions regarding executive compensation during fiscal 2010 were based on achieving the above objectives, with an emphasis on:

•	Increasing long-term stockholder value by increasing net income before amortization of acquisition-related intangibles, restructuring and impairments, stock-based compensation expense, other unusual charges and any tax effects related to these items, which we refer to as Non-GAAP Net Income;

•	Improving operational performance by increasing revenue, cash flow and orders;

•	Taking into account the nature and scope of the executive officer’s position and responsibilities, including considerations of pay equity among the executive officers; and

•	Providing compensation opportunities that are competitive in the marketplace.

In setting executive compensation for fiscal 2010, the Compensation Committee established salary levels, approved annual equity awards and established an executive incentive cash bonus plan with performance metrics that reflected our annual operating plan and strategic priorities for fiscal 2010. For fiscal 2010, the Compensation Committee established Non-GAAP Net Income and individualized objectives relating to revenue, cash flow, orders, among others, to promote our short-term and long-term business success. In setting objectives for each of the foregoing metrics, the Compensation Committee considered multiple factors so that its decisions were informed and equitable and that our executive compensation program achieved its objectives.

The Compensation Committee’s Process

The Compensation Committee has a process to help ensure that our executive compensation program meets its principal objectives. In making compensation decisions, the Compensation Committee considers a wide variety of information, including how each compensation decision ties to its total compensation philosophy, the advice of our senior vice president, corporate administration and the thoughts of our chief executive officer and other Board members.

Our senior vice president, corporate administration regularly attends Compensation Committee meetings to provide information and recommendations regarding our executive compensation program. Among other things, she performs extensive analysis of marketplace practices for executive pay, makes recommendations to our chief executive officer on compensation matters for all officers (other than herself) and compiles other relevant data at the request of the Compensation Committee.

Our chief executive officer is actively involved in the executive compensation process. Our chief executive officer reviews the performance of each of the executive officers (other than his own) and makes recommendations to the Compensation Committee regarding the salary and long-term incentive awards for executive officers other than himself, as well as the executive compensation program’s impact on attracting, retaining and motivating the level of executive talent necessary to achieve and exceed our company goals. The Compensation Committee is not bound by such recommendations, but generally takes them into consideration before making final determinations about the compensation of executive officers other than our chief executive officer.

The Compensation Committee reviews the compensation for our chief executive officer and makes a recommendation to the full Board. The full Board determines the compensation of our chief executive officer.

The Compensation Committee also considers information relevant to each executive’s specific situation including the executive’s marketability and the availability or scarcity of other qualified candidates, inside and outside our company, who could replace the executive should he or she leave our company.

In determining equity compensation, the Compensation Committee considers levels of past performance, performance potential, retention risk and the value of the equity compensation needed to keep the total compensation opportunity level competitive and consistent with our compensation philosophy.

Role of Independent Compensation Consultant. The Compensation Committee engaged Pearl Meyer & Partners in 2008 as its independent outside compensation consultant, to advise it and develop an executive compensation strategy, to assess the competitiveness of our executive compensation and to provide recommendations with respect to both the levels and structure of compensation for our executives. Pearl Meyer & Partners assessed the competitiveness of executive compensation through comparisons with peer groups and survey sources while additionally assessing our performance to ensure compensation levels were appropriately tied to performance. With the assistance of Pearl Meyer & Partners, in April 2010, the Compensation Committee reviewed the compensation levels of our executive officers against compensation levels at peer group companies that were selected based on the following criteria:

•	companies whose product and service offerings are similar, though not necessarily identical, to ours;

•	companies with revenues of approximately one-third to three times our revenues, of which approximately 35% have higher revenues and 50% have lower revenues than we had (at the time of selection in January 2010); and

•	companies with market capitalization of approximately one-fourth to four times our market capitalization, of which approximately 15% have a higher market capitalization and 80% have a lower market capitalization than we had (at the time of selection in January 2010).

For the analysis of our fiscal 2010 executive compensation packages, the peer group was approved by the Compensation Committee in fiscal 2010 and consisted of the following companies:

Peer Group Companies

AZZ, Inc.	FuelCell Energy, Inc
Broadwind Energy, Inc.	ITC Holdings Corporation
Comverge, Inc.	Powell Industries, Inc.
Echelon Corporation	SatCon Technology Corporation
Energy Conversion Devices, Inc.	SunPower Corporation
EnerNOC, Inc.	Vicor Corporation
Evergreen Solar, Inc.	Zoltek Companies, Inc.

The selection criteria and peer group companies are reviewed each year by the Compensation Committee and may change from year to year depending on changes in the marketplace, acquisitions, divestitures and business focus of us and/or our peer group companies. In January 2010, in order to perform the analysis of our fiscal 2010 compensation, our Compensation Committee added three new companies, Broadwind Energy Inc., ITC Holdings Corp., and Powell Industries Inc., to our peer group, and two companies, Active Power, Inc. and Composite Technology Corporation, were removed from our peer group. These changes were made in order to maintain closer similarity between us and our peer group companies based upon the comparable company criteria described above.

The Compensation Committee utilized the peer group to provide context for its compensation decision-making. The compensation paid by peer group companies to their respective executive officers does not factor into the Compensation Committee’s determination of the peer group. After the peer group companies are selected, Pearl Meyer & Partners prepares and presents a report to the Compensation Committee summarizing the competitive data and comparisons of our executive officers to the comparable company market data utilizing publicly available data from the comparable companies and broad survey data (reflecting companies of similar size in the general and high-technology industries). We use the broad survey data in conjunction with peer group data in evaluating our executive compensation practices. Each of our elements of compensation is reviewed as part of this analysis and evaluation.

The above review provided the Compensation Committee with general affirmation that its compensation decisions are aligned with the marketplace and our compensation program was achieving the Compensation Committee’s objectives, as described above.

During early fiscal 2010, Pearl Meyer & Partners advised the Compensation Committee on compensation matters for all officers and directors and met with the Compensation Committee in executive session without the presence of management, as requested by the Compensation Committee. Pearl Meyer & Partners did not perform services for our company that were unrelated to Compensation Committee-related matters during fiscal 2010.

Risk Considerations in our Compensation Program

Our Compensation Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse affect on our company. Our Compensation Committee believes that any risks arising from our compensation policies and practices are mitigated by:

•	the multiple elements of our compensation packages, including base salary, annual bonus programs and, for most of our employees, equity awards vesting over multiple years, that are intended to motivate employees to take a long-term view of our business;

•	the structure of our annual cash bonus program, which is based on (i) a number of different performance measures (including Non-GAAP Net Income, revenue, cash flow and orders, among others), to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business, and (ii) performance targets that we believe are somewhat aggressive yet reasonable and should not require undue risk-taking to achieve; and

•	management process, controls and decision authorities established for different types and levels of decisions.

Compensation Mix

The Compensation Committee relies upon its judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. We seek to achieve our executive compensation objectives through the use of four compensation components, which are summarized in the table below.

Principal Contributions to
Compensation Component	Compensation Objectives	Comments and Results

Base salary	• Attracts and retains talented executives with annual salary that reflects the executive’s performance, skill set and opportunities in the marketplace.	• Only component of compensation that is guaranteed. • Can be most influenced by individual performance. • Comprised 28% to 96% of total compensation for our named executive officers in fiscal 2010.
Performance-based annual cash bonuses
 •    Focuses executives on annual financial and operating results.

 •    Links compensation to stockholder interests.

 •    Enables total cash compensation to remain competitive within the marketplace for executive talent.
• Payout target for named executive officers ranges from 50% to 75% of base salary and depends upon Non-GAAP Net Income, individual objectives, and contribution to our financial and non-financial objectives.

 •    0% to 156% of target payout can be achieved.

• Total cash compensation (base salary plus performance-based annual cash bonus) comprised 28% to 97% of total compensation for our named executive officers in fiscal 2010.

Principal Contributions to
Compensation Component	Compensation Objectives	Comments and Results

Long-term equity incentives	• Retains a successful and tenured management team.	• Time-based stock options and restricted stock. • Long-term equity incentives comprised 0% to 71% of total compensation for our named executive officers in fiscal 2010.

 •    Long-term equity incentives combined with performance-based annual cash bonus brings “at risk” fiscal 2010 compensation to a range of 1% to 71% of total compensation for the named executive officers.

Severance and change-in-control benefits
 •    Helps to attract and retain talented executives with benefits that are comparable to those offered by companies with whom we compete for talent.

 •    Incentivizes management to maximize stockholder value.
• Each severance agreement provides for certain severance benefits, primarily salary and health benefits, in the event that the executive’s employment is terminated under certain circumstances. The severance periods range from 12 months to 36 months.

• The stock options and restricted stock awards we grant to our executive officers provide for full acceleration of vesting upon a change-in-control of our company.

While the Compensation Committee independently evaluates each of the compensation components discussed in the above table, it places greater emphasis on the sum of base salary, performance-based annual cash bonuses and long-term equity incentives rather than any one component because of their combined greater potential to influence our named executive officers’ performance. The Compensation Committee believes, and our pay mix is designed to reflect, that a substantial portion of the compensation for our named executive officers should be “at risk” and aligned with our stockholders’ interests.

Base salary.

Base salaries are set once per year as part of the compensation review process. The Compensation Committee assessed a number of factors in determining base salary adjustments for our executive officers for fiscal 2010 including:

•	level of job responsibility;

•	individual, business unit and overall company performance; and

•	competitiveness with salaries paid to executive officers in similar positions, industries and geographic locations.

Based on its assessment of the foregoing factors, together with its own business experience and judgment, the Compensation Committee approved the changes below to the annual base salaries of our executive officers.

The annual base salary of Dr. Yurek was recommended by the Compensation Committee and approved by our Board, effective as of April 1, 2010.

	Fiscal 2009	Fiscal 2010
Name	Base Salary	Base Salary	% Increase

Gregory J. Yurek	$600,000	$600,000	—
David A. Henry	$280,000	$295,000	5.4%
Daniel P. McGahn	$330,000	$330,000	—
John R. Collett	$240,000	$250,000	4.2%
Charles W. Stankiewicz	$312,000	$321,000	2.9%
Susan J. DiCecco	$199,000	$225,000	13.1%

Based upon its review of peer group companies, the Compensation Committee recommended, and our Board approved, no base salary increase for Mr. Yurek in fiscal 2010 but instead increased his performance-based annual cash bonus opportunity to be more in line with the market.

On December 11, 2009, the Compensation Committee approved an increase in Mr. McGahn’s base salary from $260,000 to $330,000 in connection with his promotion to president and chief operating officer of our company so he did not receive an increase to his base salary in fiscal 2010.

On August 5, 2009, the Compensation Committee approved an increase in Ms. DiCecco’s base salary from $179,000 to $199,000 in connection with her promotion to vice president, corporate administration of our company. Ms. DiCecco’s base salary increase in fiscal 2010 reflects an adjustment to better align her base salary with the market.

Performance-Based Annual Cash Bonuses.

The Compensation Committee believes cash bonuses are an important factor in rewarding and motivating our executive officers. The Compensation Committee establishes a cash incentive plan for our executive officers on an annual basis, typically early in the fiscal year.

On May 12, 2010, the Compensation Committee, as well as our Board, approved an executive incentive plan for fiscal 2010 covering all of our executive officers. Under the plan, the Compensation Committee established Non-GAAP Net Income; individualized objectives relating to revenue, cash flow and orders, among others; and individual contributions to our financial and non-financial objectives as the performance metrics for the payment of cash bonus awards for fiscal 2010. For each executive officer, other than Mr. Collett, the Compensation Committee assigned the following weighting to each such metric:

•	our company’s Non-GAAP Net Income for fiscal 2010 as compared to the established target — 40%;

•	the executive’s achievement of individual measurable objectives during fiscal 2010 as determined by our Board (in the case of our chief executive officer) or the Compensation Committee, which varied among the executive officers — 40%; and

•	the executive’s overall contribution during fiscal 2010 toward the achievement of our company’s financial and non-financial objectives — 20%.

Mr. Collett’s incentive award was determined using the same foregoing factors, but their corresponding weightings were 40%, 20% and 40%, respectively. Mr. Collett’s weightings were more heavily subjective to reflect his role and responsibilities with our company.

Under the terms of the fiscal 2010 executive incentive plan, the Compensation Committee designated for each named executive officer a target cash bonus amount between 50% and 75% of such named executive officer’s base salary for fiscal 2010. The amount of the target cash bonus award actually paid to each named executive officer could have been less than or greater than the executive’s target cash bonus incentive, with the amount capped at 156% of the target cash bonus amount. If less than 80% of a particular quantitative objective was achieved, no payment was received with respect to that component of the bonus plan.

The following table sets forth each named executive officer’s target cash bonus for fiscal 2010:

	Target Cash
	Bonus as% of
Name	Base Salary	Target Cash Bonus

Gregory J. Yurek	75%	$450,000
Daniel P. McGahn	65%	$214,500
David A. Henry	50%	$147,500
John R. Collett	50%	$125,000
Charles W. Stankiewicz	50%	$160,500
Susan J. DiCecco	50%	$112,500

The Compensation Committee is responsible for determining the cash payout under the plan to each executive officer other than the chief executive officer. Our Board determines the cash payout under the plan for the chief executive officer, taking into account the recommendation of the Compensation Committee.

The following summarizes the cash bonus opportunity for the named executive officers under each performance metric under the fiscal 2010 executive incentive plan.

Milestones and achievement for the Non-GAAP Net Income (40%) bonus measure: All of the named executive officers had the same Non-GAAP Net Income threshold that had to be met before payout could be earned. The fiscal 2010 milestones and achievement levels for our company’s Non-GAAP Net Income measure are shown below. An executive’s payout on this measure was determined through a numerical calculation based on our company’s Non-GAAP Net Income so the Compensation Committee (or, in the case of our chief executive officer, our Board) did not need to apply discretion.

	Fiscal 2010 Milestones and Achievement for Company Non-GAAP Net Income
		Threshold		Target	Maximum
		(80%)		(100%)	(156%)

Non-GAAP Net Income	Non-GAAP Net Income Milestones:	$45.5M		$56.9M	$64.8M
	Non-GAAP Net Income Result:	$(12.8M	)
Bonus Opportunity	% Achievement:	0%

Our company’s Non-GAAP Net Income for fiscal 2010 was significantly less than the threshold payout level. As a result, the Compensation Committee (or, in the case of our chief executive officer, our Board) awarded no bonuses under the Non-GAAP Net Income measure to any named executive officer as summarized in the following:

			% of Target
	Target Bonus	Total Payout	Bonus
Name	for Metric	for Metric	Opportunity

Gregory J. Yurek	$180,000	$0	0%
Daniel P. McGahn	$85,800	$0	0%
David A. Henry	$59,000	$0	0%
John R. Collett	$50,000	$0	0%
Charles W. Stankiewicz	$64,200	$0	0%
Susan J. DiCecco	$45,000	$0	0%

Individual measurable objectives (40%): The cash bonus payment to each named executive officer under this measure depended upon achievement of performance objectives specific to each named executive officer. These performance objectives were established at the beginning of fiscal 2010 and relate specifically to each officer’s function and department. The Compensation Committee (or, in the case of our chief executive officer, our Board) awarded bonuses under this measure to each named executive officer as follows:

	Fiscal 2010 Individual Measurable Objectives
			Achievement
Name	Measure	Target	(% of Target)	Payout

Gregory J. Yurek	AMSC Revenue (40%)	$430.2M	0%	$0

	Superconductors Business Unit Revenue (10%)	$11.7M	87%	$0(1)

	New Orders (50%)	$378.6M	0%	$0

	Total Payout		0%	$0

Daniel P. McGahn	AMSC Revenue (40%)	$430.2M	0%	$0

	Superconductors Business Unit Revenue (10%)	$11.7M	87%	$4,976

	New Orders (25%)	$378.6M	0%	$0

	Operating Expense as % of Revenue (25%)	24%	0%	$0

	Total Payout		6%	$4,976

David A. Henry	Effective Tax Rate (40%)	40%	0%	$0

	Operating Cash Flow (40%)	$53.4M	0%	$0

	New Orders (20%)	$378.6M	0%	$0

	Total Payout		0%	$0

John R. Collett	New Orders (60%)	$378.6M	0%	$0

	Prominent US Licensee Approved by Board (40%)	Yes or No	0%	$0

	Total Payout		0%	$0

Charles W. Stankiewicz	Power Systems Business Unit Operating Income (50%)	$105.7M	0%	$0

	Power Systems Business Unit Revenue (25%)	$418.5M	0%	$0

	New Orders (25%)	$378.6M	0%	$0

	Total Payout		0%	$0

Susan J. DiCecco	ERP system “Go Live” (20%)	By 2/17/11	100%	$9,000

	Manage New Hire Costs (20%)	$17.5M	156%	$14,040
	New Orders (20%)	$378.6M	0%	$0

	Annual Voluntary Turnover (10%)	25% below industry average	156%	$7,020

	Annual Recordable Injury Rate (10%)	25% below industry average	156%	$7,020

	IT Capital Expense (20%)	$13.7M	93%	$7,110

	Total Payout		98%	$44,190

(1)	On May 23, 2011, in connection with the retirement and services agreement we entered into with Dr. Yurek, we agreed that Dr. Yurek would not receive a performance-based cash bonus payment in fiscal 2010.

Executive contribution to company’s achievement of financial and non-financial objectives — subjective performance measure (20%): Each named executive officer was also evaluated upon his or her overall contribution during fiscal 2010 toward the achievement of our company’s financial and non-financial objectives. Assessment of achievement for these objectives was evaluated on the basis of a number of pre-determined factors relating to outcomes, timing, process, communication and leadership. The Compensation Committee (or, in the case of our chief executive officer, our Board) had discretionary authority to determine whether, and to what extent, these objectives had been achieved.

Because our company’s financial performance was significantly less than expected, the Compensation Committee (or, in the case of our chief executive officer, our Board) decided not to award any bonuses under this subjective measure to any named executive officer as summarized in the following:

			% of Target
	Target Bonus	Total Payout	Bonus
Name	for Metric	for Metric	Opportunity

Gregory J. Yurek	$90,000	$0	0%
Daniel P. McGahn	$42,900	$0	0%
David A. Henry	$29,500	$0	0%
John R. Collett	$50,000	$0	0%
Charles W. Stankiewicz	$32,100	$0	0%
Susan J. DiCecco	$22,500	$0	0%

Overall payout results: In June 2011, the Compensation Committee (or, in the case of our chief executive officer, our Board) approved the following payouts under the fiscal 2010 executive incentive plan:

	Fiscal 2010	Fiscal 2010	% of Target
	Target Cash	Total Cash	Bonus
Name	Bonus	Payout	Opportunity

Gregory J. Yurek	$450,000	$0	0%
Daniel P. McGahn	$214,500	$4,976	2%
David A. Henry	$147,500	$0	0%
John R. Collett	$125,000	$0	0%
Charles W. Stankiewicz	$160,500	$0	0%
Susan J. DiCecco	$112,500	$44,190	39%

Long Term Equity Incentives.

The Compensation Committee uses stock-based awards to retain executive officers and align their interests with those of our stockholders. Historically, the Compensation Committee granted stock-based awards to our executive officers purely in the form of stock options that vested in installments over multiple years, with an exercise price equal to the closing market price of our common stock on the date of grant. Recent changes in the accounting treatment for stock options have made stock option grants a less attractive form of compensation for companies. While we continue to use stock options as a form of incentive for employees and executive officers, the Compensation Committee has increasingly relied on the award of shares of restricted stock to our executive officers. The Compensation Committee awards both time-based and performance-based restricted stock awards. A time-based restricted stock award typically will vest in equal annual installments over a three-year period. A performance-based restricted stock award typically will vest upon the achievement of specific objectives relating to our performance within a specified period. The Compensation Committee believes shares of restricted stock provide an equally motivating form of incentive compensation, minimize stock compensation expenses and reduce the potential dilution of our shares.

We generally grant options and shares of restricted stock to executive officers and other employees upon their initial hire, in connection with a promotion, and annually based on merit. To determine the amount of stock-based awards granted to executive officers, our Compensation Committee considers the performance of the individual and our company, historic stock-based awards and the awards made to those in similar positions at comparable companies.

Our Board and Compensation Committee typically meet in early May to review company performance for the prior fiscal year. At such time, the Compensation Committee (or, in the case of our chief executive officer, our Board) also reviews the performance of the executive officers over the prior fiscal year and grants restricted stock or stock options to the executive officers.

In May 2010, when considering equity grants, the Compensation Committee (or, in the case of our chief executive officer, our Board) considered:

•	each executive officer’s performance and contribution during the prior fiscal year;

•	recommendations made by our management;

•	competitive practices; and

•	the overall compensation package for each executive officer.

Based on such considerations, the Compensation Committee (or, in the case of our chief executive officer, our Board) granted time-based restricted stock awards and stock options. Messrs. Yurek, Henry, Collett and Stankiewicz and Ms. DiCecco received time-based restricted stock awards for 21,000 shares, 9,000 shares, 10,800 shares, 6,000 shares and 5,400 shares, respectively, with each award vesting in equal annual installments over a three-year period. Messrs. Yurek, Henry, Collett and Stankiewicz and Ms. DiCecco also received option grants for 36,000, 15,000, 18,000, 10,000 and 9,000 shares, respectively, with each grant becoming exercisable in equal annual installments over a three-year period. Mr. McGahn had received a performance-based restricted stock award of 25,000 shares and an option grant for 100,000 shares which becomes exercisable on the fifth anniversary of the grant date in connection with his promotion to President and Chief Operating Officer in December 2009, so he did not receive any additional restricted stock awards or option grants in May 2010.

Benefits

We offer a comprehensive benefits package to all full-time employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executive officers are eligible to participate in all of our employee benefit plans. The 401(k) plan includes a matching component where we will match $0.50 on the dollar of an employee’s contribution up to a maximum of 6 percent of their wages in the form of our stock. The employee contributions are subject to the maximum limitations as set forth in the Internal Revenue Code of 1986, as amended.

Severance and Change-in-Control Benefits

We have entered into agreements with each of our executive officers that provide them with severance benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. In addition, the stock options and restricted stock awards we grant to our executive officers provide for full acceleration of vesting upon a change in control of our company. These agreements, along with estimates of the value of the benefits payable under them, are described below under the caption “Employment Agreements and Severance Agreements with Executive Officers.” We believe providing these benefits helps us compete for and retain executive talent and that our severance and change-in-control benefits are generally in line with those provided to executives by comparable companies.

Tax Considerations

The Internal Revenue Service, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1,000,000 paid to our chief executive officer and to certain other officers (other than our chief financial officer). Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We generally structure our stock option awards to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. We periodically review the potential consequences of Section 162(m) on the other components of our executive compensation program. We will structure arrangements to comply with the Section 162(m) exceptions where we believe it to be feasible. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table contains information with respect to the compensation for fiscal 2010 of our former principal executive officer, our principal financial officer and our three other most highly compensated executive officers who were serving as executive officers on March 31, 2011. The following table also includes

Mr. McGahn, whose compensation is not required to be disclosed under SEC rules, but is being included because he was named our principal executive officer effective June 1, 2011 and we believe it is important to include him.

							Non-Equity
Name and Principal	Fiscal				Stock	Option	Incentive Plan	All Other
Position	Year (1)	Salary	Bonus		Awards (2)	Awards (2)	Compensation (3)	Compensation (4)	Total

Gregory J. Yurek	2010	$600,000	$—		$614,040	$657,713	$—	$14,106	$1,885,859
Former Chairman and Chief	2009	$600,000	$—		$303,480	$768,070	$561,600	$9,704	$2,242,854
Executive Officer(5)	2008	$575,000	$33,091	(6)	$1,767,600	$—	$495,003	$7,272	$2,877,966
Daniel P. McGahn	2010	$330,000	$—		$—	$—	$4,976	$9,304	$344,280
President and Chief	2009	$281,288	$—		$1,118,990	$2,545,559	$161,520	$8,955	$4,116,312
Executive Officer	2008	$245,000	$10,000	(7)	$1,031,100	$—	$154,786	$9,154	$1,450,040
David A. Henry	2010	$295,000	$—		$263,160	$274,047	$—	$7,039	$839,246
Senior Vice President,	2009	$280,000	$—		$128,979	$322,589	$208,992	$6,741	$947,301
Chief Financial Officer	2008	$270,000	$—		$883,800	$—	$210,600	$7,693	$1,372,093
and Treasurer
John R. Collett	2010	$250,000	$—		$315,792	$328,856	$—	$8,200	$902,848
Former Senior Vice President,
Chief Strategy Officer(8)
Charles W. Stankiewicz	2010	$321,000	$—		$175,440	$182,698	$—	$9,366	$688,504
Former Executive Vice	2009	$312,000	$—		$278,190	$322,589	$243,360	$11,308	$1,167,448
President, Operations and	2008	$300,000	$10,149	(10)	$1,325,700	$—	$209,220	$9,136	$1,854,205
Grid Segment(9)
Susan J. DiCecco	2010	$225,000	$—		$157,896	$164,428	$44,190	$8,149	$599,663
Senior Vice President,	2009	$192,333	$—		$250,600	$185,868	$99,521	$7,284	$735,606
Corporate Administration

(1)	Refers to the fiscal years ended March 31, 2011 (fiscal 2010), March 31, 2010 (fiscal 2009) and March 31, 2009 (fiscal 2008).

(2)	The amounts shown reflect the grant date fair value of awards granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 11 to our audited consolidated financial statements for fiscal 2010 included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, filed with the SEC on September 23, 2011.

(3)	The amounts in this column reflect cash bonuses paid under our executive incentive plans for fiscal 2010, fiscal 2009 and fiscal 2008. See “Compensation Discussion and Analysis — Compensation Mix — Performance-Based Annual Cash Bonuses” above for a description of the plan for fiscal 2010.

(4)	All Other Compensation is comprised of the following amounts:

		Life Insurance	Defined Contributions
Name	Fiscal Year	Premiums	for 401(k) Stock Match

Gregory J. Yurek	2010	$8,106	$6,000
	2009	6,935	2,769
	2008	7,272	—
Daniel P. McGahn	2010	1,954	7,350
	2009	1,958	6,997
	2008	1,941	7,213
David A. Henry	2010	1,945	5,094
	2009	1,905	4,836
	2008	1,950	5,743
John R. Collett	2010	1,779	6,421
Charles W. Stankiewicz	2010	1,954	7,412
	2009	1,958	9,350
	2008	1,913	7,223
Susan J. DiCecco	2010	1,683	6,466
	2009	1,545	5,735

The life insurance premium amounts in the table above reflect premiums paid by us for life insurance for which the named executive is the named beneficiary. The amounts disclosed with respect to Dr. Yurek include $6,153 of premiums paid by us for a term life insurance policy for which his wife is the beneficiary.

(5)	Mr. Yurek resigned from our company effective June 1, 2011.

(6)	Represents a special performance bonus received by Dr. Yurek.

(7)	Represents a special performance bonus received by Mr. McGahn.

(8)	Mr. Collett joined our company in October 2009 and mutually agreed to end his employment with our company, effective July 22, 2011.

(9)	Mr. Stankiewicz mutually agreed to end his employment with our company, effective August 23, 2011.

(10)	Represents a special performance bonus received by Mr. Stankiewicz in fiscal 2008.

Grants of Plan-Based Awards Table

The following table contains information concerning potential future payouts under our fiscal 2010 executive incentive plan and each grant of an option or restricted stock award made during fiscal 2010 to the named executive officers.

						All Other
					All Other	Option
					Stock	Awards:
					Awards:	Number of	Exercise	Grant
		Estimated Future Payouts Under			Number of	Securities	or Base	Date Fair
		Non-Equity Incentive Plan			Shares of	Under-	Price of	Value of
		Awards (1)			Stock or	lying	Option	Stock and
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	$ (2)	$ (3)	$ (4)	(#)	(6)	($/Sh)	Awards (7)

Gregory J. Yurek		135,000	450,000	702,000
	5/12/10				21,000 (5)			614,040
	5/12/10					36,000	29.24	657,713
Daniel P. McGahn		64,350	214,500	334,620
David A. Henry		44,250	147,500	230,100
	5/12/10				9,000 (5)			263,160
	5/12/10					15,000	29.24	274,047
John R. Collett		37,500	125,000	195,000
	5/12/10				10,800 (5)			315,792
	5/12/10					18,000	29.24	328,856
Charles W. Stankiewicz		48,150	160,500	250,380
	5/12/10				6,000 (5)			175,440
	5/12/10					10,000	29.24	182,698
Susan DiCecco		31,050	112,500	161,460
	5/12/10				5,400 (5)			157,896
	5/12/10					9,000	29.24	164,428

(1)	Reflects the threshold, target and maximum cash bonus amounts under our executive incentive plan for fiscal 2010. See “Compensation Discussion and Analysis — Compensation Mix — Performance- Based Annual Cash Bonuses” above for a description of this plan. The amounts actually paid to the named executive officers under this plan are shown above in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Reflects the total minimum amount that would have been earned if the minimum targets for all of the annual metrics had been achieved.

(3)	Reflects the total amount that would have been earned if the targeted annual metrics had been achieved.

(4)	Reflects the total maximum amount that would have been earned if the maximum targets for all of the annual metrics had been achieved.

(5)	Restricted stock award vests in equal annual installments over a 3-year period.

(6)	Options vest in equal annual installments over a 3-year period.

(7)	Grant date fair value represents the FASB ASC Topic 718 value of the restricted stock award or option as of the grant date.

Outstanding Equity Awards at Fiscal Year-End Table

The following table contains information regarding unexercised stock options and unvested restricted stock awards held by our named executive officers as of March 31, 2011.

Option Awards	Stock Awards
Equity
Incentive
Plan	Market
Number of	Number of	Number of	Awards:	Value of
Securities	Securities	Shares or	Number of	Shares or
Underlying	Underlying	Units of	Unearned	Units of
Unexercised	Unexercised	Option	Stock That	Shares That	Stock That
Options	Options	Exercise	Option	Have Not	Have Not	Have Not
(#)	(#)	Price	Expiration	Vested	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	(#)	($) (20)

Gregory J. Yurek	12,298	(1)	—	12.80	5/6/2014	—	—
16,667	(2)	33,333	(2)	25.29	5/12/2019	—	—
—	—	—	—	21,000	(13)	522,270
—	—	—	—	50,000	(15)	1,243,500
—	—	—	—	8,000	(14)	198,960
—	36,000	(3)	29.24	5/12/2020	—	—
Daniel P. McGahn	30,000	(4)	10,000	(4)	11.00	12/11/2016	—	—
25,500	(5)	—	14.55	5/15/2017	—	—
7,000	(6)	14,000	(6)	25.29	5/12/2019	—	—
—	—	—	—	25,000	(17)	621,750
—	—	—	—	4,000	(14)	99,480
—	—	—	—	25,000	(15)	621,750
—	100,000	(9)	38.69	12/11/2019	—	—
David A. Henry	80,000	(7)	—	21.87	7/9/2017	—	—
7,000	(6)	14,000	(6)	25.29	5/12/2019	—	—
—	—	—	—	20,000	(15)	497,400
—	—	—	—	3,400	(14)	84,558
—	—	—	—	9,000	(13)	223,830
—	15,000	(3)	29.24	5/12/2020	—	—
John R. Collett
—	—	—	—	10,800	(13)	268,596
—	—	—	—	40,000	(18)	994,800
—	80,000	(8)	32.36	10/19/2019	—	—
—	18,000	(3)	29.24	5/12/2020	—	—
Charles W. Stankiewicz	80,000	(5)	—	14.55	5/15/2017	—	—
7,000	(2)	14,000	(2)	25.29	05/12/2019	—	—
—	—	—	—	35,000	(15)	870,450
—	—	—	—	6,000	(13)	149,220
—	—	—	—	7,333	(14)	182,372
—	10,000	(3)	29.24	5/12/2020	—	—
Susan J. DiCecco	1,200	(10)	—	3.44	4/17/2013	—	—
1,333	(12)	—	14.77	4/26/2017	—	—
4,000	(11)	8,000	(11)	25.50	5/11/2019	—	—
—	—	—	—	5,000	(15)	124,350
—	—	—	—	5,400	(13)	134,298
—	—	—	—	2,400	(19)	59,688
—	9,000	(3)	29.24	5/12/2020	—	—

(1)	These options were granted on May 6, 2004, vested in equal annual installments over a 3-year period, and were fully vested as of May 6, 2007.

(2)	These options were granted on May 12, 2009, vest in equal annual installments over a 3-year period, and will be fully vested on May 12, 2012.

(3)	These options were granted on May 12, 2010, vest in equal annual installments over a 3-year period, and will be fully vested on May 12, 2013.

(4)	These options were granted on December 11, 2006, vest in equal annual installments over a 5-year period and will be fully vested on December 11, 2011.

(5)	These options were granted on May 15, 2007, vested in equal annual installments over a 3-year period, and were fully vested on May 5, 2010.

(6)	These options were granted on May 12, 2009, vest in equal annual installments over a 3-year period, and will be fully vested on May 12, 2012.

(7)	These options were granted on July 9, 2007 and were fully vested on July 9, 2010.

(8)	These options were granted on October 19, 2009, and will be fully vested on October 19, 2014.

(9)	These options were granted on December 11, 2009 and will be fully vested on December 11, 2014.

(10)	These options were granted on April 17, 2003, vest in equal annual installments over a 5-year period and were fully vested on April 17, 2008.

(11)	These options were granted on May 11, 2009, vest in equal annual installments over a 3-year period, and will be fully vested on May 11, 2012.

(12)	These options were granted on April 26, 2007, vested in equal annual installments over a 3-year period, and were fully vested on April 26, 2010.

(13)	These awards were granted on May 12, 2010, vest in equal annual installments over a 3-year period, and will be fully vested on May 12, 2013.

(14)	These awards were granted on May 12, 2009, vest in equal annual installments over a 3-year period, and will be fully vested on May 12, 2012.

(15)	These awards were granted on May 15, 2008 and were fully vested on May 15, 2011.

(16)	These awards were granted on July 9, 2007, and will vest as follows: 5,000 shares on 1st anniversary of grant date, 10,000 shares on 2nd anniversary of grant date, and 15,000 shares on 3rd anniversary of grant date.

(17)	These awards were granted on December 11, 2009, and will vest in total upon the achievement of targets consistent with our long-term business plan.

(18)	These awards were granted on October 19, 2009, and will vest as follows: 5,000 shares on October 19, 2012, 10,000 shares on October 19, 2013, and 25,000 shares on October 19, 2014.

(19)	These awards were granted on May 11, 2009, vest in equal annual installments over a 3-year period, and will be fully vested on May 11, 2012.

(20)	Based on $24.87 per share, the last sale price of our common stock on March 31, 2011.

Option Exercises and Stock Vested Table

The following table contains information concerning the exercise of stock options and vesting of restricted stock awards for each named executive officer during fiscal 2010.

	Option Awards		Stock Awards
	Number of		Number of	Value
	Shares	Value	Shares	Realized
	Acquired on	Realized on	Acquired on	on
Name	Exercise	Exercise (1)	Vesting	Vesting (2)

Gregory J. Yurek	390,394	$10,306,330	4,000	$116,960
Daniel P. McGahn	—	$—	2,000	$58,480
David A. Henry	10,000	$141,800	16,700	$478,558
John R. Collett	—	$—	—	$—
Charles W. Stankiewicz	—	$—	3,667	$107,223
Susan J. DiCecco	—	$—	6,200	$171,878

(1)	Value realized on exercise is based on the closing sales price of our common stock on the NASDAQ Global Market on the date of exercise less the option exercise price.

(2)	Value realized upon vesting is based on the closing sales price of our common stock on the NASDAQ Global Market on the vesting date.

Employment Agreements and Severance Agreements with Executive Officers

We are party to severance agreements with each of our executive officers. Each severance agreement provides for certain severance benefits to the executive in the event that such executive’s employment is terminated:

•	by us without “cause” in the absence of a “change in control” of the company (as such terms are defined in the severance agreement); or

•	by us without cause or by the executive for “good reason” (as defined in the severance agreement) following a change in control of the company.

These benefits consist primarily of the continuation of the executive’s salary and employee benefits for a specified period of time following employment termination. These periods are as follows: Dr. Yurek — 36 months; Mr. McGahn — 24 months; Mr. Henry — 18 months; Mr. Collett — 18 months; Mr. Stankiewicz — 18 months; and Ms. DiCecco — 12 months.

The stock options and restricted stock awards we grant to our executive officers provide for full acceleration of vesting upon a change in control of our company.

The following table describes the potential payments and benefits that would be received by the named executive officers pursuant to these severance agreements, assuming that a qualifying termination of employment occurred on March 31, 2011. Actual amounts payable to each executive listed below upon his employment termination can only be determined definitively at the time of an executive’s actual termination.

	Salary
	Continuation	Employee
Name	Payments	Benefits (1)

Gregory J. Yurek	$—	$—
Daniel P. McGahn	$660,000	$43,328
David A. Henry	$442,500	$28,080
John R. Collett	$—	$—
Charles W. Stankiewicz	$—	$—
Susan J. DiCecco	$225,000	$17,356

(1)	Calculated based on the estimated cost to us of providing these benefits at March 31, 2011.

The following table describes the value to the named executive officers pursuant to the acceleration-of-vesting provisions in his restricted stock and option awards and/or severance agreements, assuming that a change in control of our company occurred on March 31, 2011. The actual value of such acceleration to each executive listed below can only be determined definitively at the time of an executive’s actual termination.

		Value of
	Value of Option	Restricted Stock
Name	Acceleration (1)	Acceleration (2)

Gregory J. Yurek	$—	$—
Daniel P. McGahn	$138,700	$1,342,980
David A. Henry	$—	$805,788
John R. Collett	$—	$—
Charles W. Stankiewicz	$—	$—
Susan J. DiCecco	$—	$318,336

(1)	Represents the number of option shares that would accelerate, multiplied by the excess of $24.87 per share (the last sale price of American Superconductor common stock on March 31, 2011) over the exercise price of the option.

(2)	Represents the number of shares of restricted stock that would accelerate, multiplied by the excess of $24.87 per share over the grant price of the restricted stock.

On May 23, 2011, our company entered into a retirement and services agreement with Dr. Yurek pursuant to which effective June 1, 2011, Dr. Yurek resigned as chief executive officer and agreed to serve as a senior advisor to our company for up to 24 months. The agreement includes a general release of claims and customary non-compete and non-solicit covenants for the three-year period ending May 31, 2014. Pursuant to this agreement, Dr. Yurek is entitled to receive the following payments and benefits: (i) a total of $2.0 million in cash, of which $83,333 is payable on the final day of each month from June 2011 to August 2012, $50,000 is payable on the final day of September 2012, and $50,000 is payable on the final day of each month from April 2013 to May 2014; and (ii) continued group medical, dental and vision insurance coverage through May 31, 2014.

On July 26, 2011, our company entered into a severance agreement with Mr. Collett pursuant to which Mr. Collett is entitled to receive the following payments and benefits: (i) $375,000, less all applicable taxes and withholdings, as severance pay (an amount equivalent to eighteen (18) months of his then current base salary); (ii) accelerated vesting of 47,200 shares of restricted stock; and (iii) continued medical insurance coverage for so long as Mr. Collett is COBRA-eligible through the severance period. The agreement includes a general release of claims.

On September 12, 2011, our company entered into a severance agreement with Mr. Stankiewicz pursuant to which Mr. Stankiewicz is entitled to receive the following payments and benefits: (i) $717,500, less all applicable taxes and withholdings, as severance pay (an amount equivalent to eighteen (18) months of his then current base salary plus $200,000 of additional consideration); (ii) an extension of Mr. Stankiewicz’s period to exercise the 80,000 vested options granted to him on May 15, 2007 from until May 14, 2017; and (iii) continued medical insurance coverage through the severance period for so long is Mr. Stankiewicz is COBRA-eligible and does not become eligible for coverage under another group health plan maintained by a subsequent employer. The agreement includes a general release of claims and customary non-compete and non-solicit covenants for the one-year period ending August 31, 2012.

Director Compensation

Our Compensation Committee is responsible for reviewing and making recommendations to our Board with respect to the compensation paid to our non-employee directors.

In fiscal 2008, the Compensation Committee engaged Pearl Meyer & Partners, independent outside compensation consultants, to assess the competitiveness of our director compensation and to provide recommendations with respect to both the levels and structure of compensation for our directors. Pearl Meyer & Partners assessed the competitiveness of director compensation through comparisons with peer groups and surveys. In May 2009, based on the recommendations of Pearl Meyer & Partners, the Compensation Committee recommended to our Board, and our Board approved, reductions to the equity awards granted to directors upon his or her initial election to our Board and annually following each Annual Meeting of Stockholders, effective immediately.

Each fiscal year, non-employee directors receive cash compensation as follows:

•	each non-employee director receives $20,000 as an annual cash retainer;

•	the chairman of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee receive an additional annual cash retainer of $6,000, $4,000 and $3,000, respectively;

•	the Lead Director receives an additional annual cash retainer of $4,000; and

•	each non-employee director who attends an “in person” meeting of the Board or a committee of the Board receives $1,500 per meeting; and each non-employee director who participates in a teleconference meeting of the Board or a committee of the Board receives $1,000 per meeting.

Pursuant to the 2007 Director Stock Plan, non-employee directors are granted equity awards as follows:

•	each non-employee director is granted an option to purchase 10,000 shares of common stock upon his or her initial election to our Board; and

•	each non-employee director is granted (for no cash consideration) 3,000 fully-vested shares of common stock three business days following each Annual Meeting of the Stockholders, provided that such non-employee director had served as a director for at least one year.

Each option granted under the 2007 Director Stock Plan has an exercise price equal to the fair market value of our common stock on the date of grant and becomes exercisable in equal annual installments over a two-year period. Those options become exercisable in full in the event of an acquisition of our company. The term of each option granted under the 2007 Director Stock Plan is 10 years, provided that, in general, an option may be exercised only while the director continues to serve as a director or within 60 days thereafter.

The compensation packages for directors are intended to attract and retain high-quality individuals to provide oversight to our management team. Directors who are employees of our company receive no additional compensation for their service as directors.

The following table summarizes the compensation of our non-employee directors during fiscal 2010:

	Fees
	Earned
	or Paid			All Other
Name*	in Cash	Stock Awards (1)(2)	Option Awards (1)	Compensation	Total

Vikram S. Budhraja	$45,500	$85,140	—	—	$130,640
Peter O. Crisp	$59,500	$85,140	—	—	$144,640
Richard Drouin	$56,500	$85,140	—	—	$141,640
David R. Oliver, Jr.	$51,000	$85,140	—	—	$136,140
John B. Vander Sande	$70,500	$85,140	—	—	$155,640
John W. Wood, Jr.	$66,000	$85,140	—	—	$151,140
Pamela F. Lenehan (3)	—	—	$138,158	—	$138,158

*	Excludes Dr. Yurek, who served as our chief executive officer during fiscal 2010 and who received no compensation for service as a director in fiscal 2010. Dr. Yurek’s compensation as an executive is reported in the Summary Compensation Table included elsewhere in this proxy statement.

(1)	The amounts shown reflect the grant date fair value of awards granted during fiscal 2010. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 11 to our audited consolidated financial statements for the fiscal 2010 included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, filed with the SEC on September 23, 2011.

(2)	Based on stock price of $28.38 on the grant date of August 11, 2010.

(3)	Ms. Lenehan was appointed to the Board on March 11, 2011.

As of March 31, 2011, each non-employee director held options for the following aggregate number of shares of common stock:

Number of
Name	Shares

Vikram S. Budhraja	—
Peter O. Crisp	40,000
Richard Drouin	—
David R. Oliver, Jr.	20,000
John B. Vander Sande	40,000
John W. Wood, Jr.	20,000
Pamela F. Lenehan	10,000

Securities Authorized for Issuance Under Our Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of March 31, 2011.

Number of securities
remaining available
	Number of securities		Weighted-average	for future issuance under
	to be issued upon		exercise price of	equity compensation
	exercise of		outstanding	plans (excluding
	outstanding options,		options, warrants	securities reflected in
Plan category	warrants and rights		and rights	column (a))

Equity compensation plans approved by security holders	2,004,725	(1)	$22.29	4,093,641	(2)

(1)	Excludes shares issuable under our 2000 Employee Stock Purchase Plan in connection with the current offering period which ends on September 30, 2011. Such shares are included in column (c).

(2)	In addition to being available for future issuance upon exercise of options that may be granted after March 31, 2011, 3,339,884 shares available for issuance under our 2007 Stock Incentive Plan may instead be issued in the form of restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards. The above amounts include 226,000 shares available under the 2007 Director Plan and 527,757 shares available under the 2000 Employee Stock Purchase Plan on March 31, 2011.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Crisp (Chairman), Mr. Drouin, Dr. Vander Sande and Mr. Budhraja. No member of the Compensation Committee was at any time during fiscal 2010, or formerly, an officer or employee of ours or any subsidiary of ours, nor has any member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of our company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the preceeding “Compensation Discussion and Analysis” section with management. Based on that review and discussion, the Compensation Committee has recommended to our Board that the “Compensation Discussion and Analysis” section be included in our proxy statement.

By the Compensation Committee of the Board.

Peter O. Crisp, Chairman
Richard Drouin
John B. Vander Sande
Vikram S. Budhraja

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. The Audit Committee will review and consider such information regarding the transaction as it deems appropriate under the circumstances.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

There were no related person transactions during fiscal 2010.

ELECTION OF DIRECTORS
(PROPOSAL 1)

At the Annual Meeting, our stockholders will elect eight directors to serve until our next annual meeting of stockholders, or until their respective successors are elected and qualified. The candidates listed below were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee. The directors must be elected by a plurality of the votes cast in person or by proxy by stockholders entitled to vote at the meeting. All of the nominees have indicated their willingness to serve, if elected, but if any of them should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by our Board, or the Board may elect to reduce the size of the Board. Information about each nominee is included under “Corporate Governance — Members of the Board” beginning on page 7 of this proxy statement.

The Board recommends a vote FOR the election of Mr. McGahn, Mr. Wood, Mr. Budhraja, Mr. Crisp, Mr. Drouin, Ms. Lenehan, Mr. Oliver and Dr. Vander Sande as directors.

APPROVAL OF AN AMENDMENT TO AMERICAN SUPERCONDUCTOR’S
RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE ADDITIONAL SHARES
(PROPOSAL 2)

On October 7, 2011, our Board adopted a resolution to amend American Superconductor’s Restated Certificate of Incorporation, or the Certificate of Incorporation, subject to stockholder approval, by increasing the number of authorized shares of our company’s Common Stock from 100,000,000 to 150,000,000 shares.

The Board believes that this amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock is advisable and in the best interests of our company and its stockholders and recommends a vote FOR this proposal.

The purpose of the amendment is to allow our company the ability to issue additional shares of Common Stock in connection with acquisitions of other companies or technologies, future financings, joint ventures, stock splits, employee and director benefit programs and other desirable corporate activities, without requiring our company’s stockholders to approve an increase in the authorized number of shares of Common Stock each time such action is contemplated. If the proposed amendment to the Certificate of Incorporation is adopted, all or any of the authorized shares of Common Stock may be issued in the future for such corporate purposes and such consideration as the Board deems advisable from time to time, without further action by the stockholders of our company and without first offering such shares to the stockholders. Except pursuant to our company’s employee and director stock plans, our company presently has no plan, commitment, arrangement, understanding or agreement regarding the issuance of Common Stock. However, as discussed above, if the increase of the authorized number of shares is approved by our company’s stockholders, our company may in the future issue additional shares of Common Stock to pursue acquisition and joint venture opportunities and in connection with future financings.

The following table illustrates the effect the proposed amendment would have on the number of shares of Common Stock available for issuance, if approved by our stockholders:

	As of September 30,	Upon Effectiveness
	2011	of Amendment

TOTAL AUTHORIZED SHARES OF COMMON STOCK	100,000,000	150,000,000
Outstanding shares of common stock	51,394,069	51,394,069
Shares of common stock reserved for future issuance under the company’s option plans	6,189,881	6,189,881
TOTAL OUTSTANDING SHARES OF COMMON STOCK AND SHARES OF COMMON STOCK RESERVED	57,583,950	57,583,950
UNRESERVED SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE	42,416,050	92,416,050

The proposed amendment could, under certain circumstances, have an anti-takeover effect. The availability for issuance of additional shares of Common Stock or rights to purchase such shares could enable the Board to render a change in control more difficult or discourage an attempt by a party to obtain control of American Superconductor by tender offer or other means. The issuance of shares of Common Stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares entitled to vote, increase the number of votes required to approve a change of control of the company and dilute the interest of a party attempting to obtain control of the company. Any such issuance could deprive stockholders of benefits that could result from an attempt to obtain control of the company, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of additional shares to persons friendly to the Board could make it more difficult to remove incumbent officers and directors from office even if the change were favorable to stockholders generally. The Board is not aware of any pending or threatened efforts to obtain control of the company, and the Board has no present intent to authorize the issuance of additional shares of Common Stock to discourage such efforts if they were to arise.

If our stockholders approve this proposal, then the first sentence of Article FOURTH of our Restated Certificate of Incorporation will be deleted and replaced in its entirety to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred and Fifty Million (150,000,000) shares of Common Stock, $.01 par value per share, which capital stock shall have the voting powers, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions thereof as are set forth below.”

If the amendment is adopted by the stockholders, it will become effective upon the filing and recording of a Certificate of Amendment as required by Delaware law.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 3)

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011, and has directed that we submit this selection for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP or its predecessor company, Coopers & Lybrand LLP, has served as our independent registered public accounting firm since our inception. Although stockholder ratification is not required, the designation of PricewaterhouseCoopers LLP is being submitted for ratification at the Annual Meeting because American Superconductor believes it is a good corporate governance practice. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection of PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

The Board recommends a vote FOR ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years:

	Fiscal Year Ended March 31,
Fee Category	2011	2010

Audit Fees (1)	$3,581,556	$1,397,506
Tax Fees (2)	365,591	132,739
Other (3)	129,902	—

Total Fees	$4,077,049	$1,530,245

(1)	Audit fees consist of fees for the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Tax fees consist of fees for tax compliance, tax advice and tax planning services.

(3)	Other fees consist of fees for acquisition-related services.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. All services provided to us by PricewaterhouseCoopers LLP in each of fiscal 2010 and fiscal 2009 were approved in accordance with this policy.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(PROPOSAL 4)

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010, or the Dodd-Frank Act, our company’s stockholders are entitled to vote at this annual meeting to approve the compensation of our company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on our company or the Board.

Although the vote is non-binding, the Compensation Committee and the Board value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an opportunity to endorse or not endorse our executive officer pay program and policies through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles. Our executive compensation program is designed to attract and retain executive officers who contribute to our long-term success, align compensation with short- and long-term business objectives, and motivate the executive officers to provide superior performance that will build long-term stockholder value. The program contains elements of performance-based cash and equity-based compensation. Our executive pay philosophy is predicated on our view that a significant portion of compensation should be “at risk” and directly linked to our overall performance, thereby ensuring that the interests of our named executive officers are aligned with the interests of our stockholders. We believe our compensation program has been successful in achieving its goals while, at the same time, not encouraging excessive risk taking by management.

The affirmative vote of the holders of a majority of shares of common stock voting on the matter is required to approve the advisory resolution on the company’s executive compensation described in this proposal 4. Abstentions and “broker non-votes” will have no effect on the outcome of the proposal. The results of this vote are not binding on the Board.

The Board unanimously recommends a vote FOR the advisory vote approving the compensation of our named executive officers.

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(PROPOSAL 5)

Under the Dodd-Frank Act, the stockholders of the company are entitled to vote at the Annual Meeting regarding whether stockholder advisory votes to approve the compensation of the named executive officers should occur every one, two or three years. Pursuant to the Dodd-Frank Act, the stockholder vote on the frequency of the stockholder advisory vote to approve executive compensation is an advisory vote only, and it is not binding on our company or the Board.

Although the vote is non-binding, the Board values the opinions of our stockholders and will consider the outcome of the vote when determining the frequency of the stockholder advisory vote on executive compensation.

After careful consideration, the Board believes that a frequency of every three years for the advisory vote on executive compensation is the optimal interval for our company to conduct and respond to “say-on-pay” votes for the following reasons:

•	a triennial vote will provide the company with the time to thoughtfully consider the results of the “say-on-pay” vote and to conduct a meaningful and detailed review of its pay practices in response;

•	our compensation programs do not change significantly from year to year, and we seek consistency in such programs from one year to the next; and

•	stockholders who have concerns about executive compensation during the interval between “say-on-pay” votes may bring their specific concerns to the attention of the Board at any time through the processes described in this proxy statement under the heading “Communicating with the Independent Directors.”

The advisory vote regarding the frequency of the stockholder advisory vote on executive compensation described in this proposal 5 will be determined by a plurality of the votes cast. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected as the non-binding recommendation of our stockholders. Abstentions and “broker non-votes” will have no effect on the outcome of the proposal.

The Board unanimously recommends a vote to hold the advisory vote on executive compensation every THREE YEARS.

OTHER MATTERS

Solicitation of Proxies

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, e-mail and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

We have retained Georgeson, Inc., an independent proxy solicitation firm, to assist in soliciting proxies from stockholders. Georgeson will receive a fee of approximately $10,000 as compensation for its services and will be reimbursed for its out-of-pocket expenses.

Stockholder Proposals for 2012 Annual Meeting

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement relating to our 2012 Annual Meeting, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than July 13, 2012, which is 120 calendar days before the date our proxy statement was released to stockholders in connection with this year’s Annual Meeting. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting on December 8, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with SEC regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

We must receive other proposals of stockholders (including director nominations) intended to be presented at the 2012 Annual Meeting but not included in our proxy statement by September 9, 2012, but not before August 10, 2012, which is not less than 90 days nor more than 120 days prior to the anniversary date of this year’s Annual Meeting. However, in the event the 2012 Annual Meeting is scheduled to be held on a date before November 18, 2012, or after February 6, 2013, which are dates 20 days before or 60 days after the anniversary date of this year’s Annual Meeting, then your notice may be received by us at our principal executive office not earlier than the 120th day prior to the 2012 Annual Meeting and not later than the close of business on the later of (1) the 90th day before the scheduled date of such annual meeting or (2) the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2012 Annual Meeting.

Each stockholder’s notice for a proposal must be timely given to our Corporate Secretary at our corporate headquarters located at 64 Jackson Road, Devens, MA 01434. Each notice is required to set forth as to each matter proposed to be brought before an annual meeting certain information and must meet other requirements specified in our bylaws, as determined by us, including (1) a brief description of the business the stockholder desires to bring before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on our stock transfer books, of the stockholder proposing such business, (3) the number of shares of our common stock beneficially owned by the stockholder making the proposal, (4) a description of all arrangements or understandings between such stockholder and any other persons in connection with the proposal and any material interest of the stockholder in such business, (5) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (6) a representation whether the stockholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or otherwise to solicit proxies from stockholders in support of such proposal.

For director nominations, a stockholder’s notice to our Corporate Secretary must set forth information specified in our bylaws, as to each person proposed to be nominated, including (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the number of shares of our common stock which are beneficially owned by such person on the date of such stockholder notice, (4) the consent of each nominee to serve as a director if elected and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to the rules of the SEC. The notice must also set forth as to the stockholder giving the notice (1) the name and address, as they appear on our transfer books, of such stockholder and of any beneficial owners of our capital stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (2) the number of shares of our common stock held of record, beneficially owned or represented by proxy by such stockholder, (3) a description of all arrangements or understandings between such stockholder and any other persons in connection with the nomination, (4) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) named it its notice and (5) a representation whether the stockholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee or otherwise to solicit proxies from stockholders in support of such nomination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Based solely on review of the copies of such reports furnished to us and written representations regarding the filing of required reports, we are not aware that any of our officers, directors or holders of 10% or more of our common stock failed to comply in a timely manner during and with respect to fiscal 2010 with Section 16(a) filing requirements, except that, due to an administrative oversight, a Form 5 for Dr. Yurek reporting a gift of 500 shares was filed two weeks late.

Important Notice Regarding Delivery of Security Holder Documents

We have adopted the cost saving practice of “householding” proxy statements and annual reports. Some banks, brokers and other nominee record holders are also “householding” proxy statements and annual reports for their customers. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household unless we have received instructions otherwise. We will promptly deliver a separate copy of either document to you if you write our Investor Relations department at 64 Jackson Road, Devens, Massachusetts 01434 or call (978) 842-3177. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Electronic Delivery of Stockholder Communications

If you received your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your stockholder communications via e-mail. To sign up for electronic delivery, visit www.proxyvote.com. Your electronic delivery enrollment will be effective until you cancel it, which you may do at any time by following the procedures described at the website listed above. If you have questions about electronic delivery, please write our Investor Relations department at 64 Jackson Road, Devens, Massachusetts 01434 or call (978) 842-3177.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. AMERICAN SUPERCONDUCTOR CORPORATION 64 JACKSON ROAD Electronic Delivery of Future PROXY MATERIALS DEVENS, MA 01434-4020 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Vikram S. Budhraja 02 Peter O. Crisp 03 Richard Drouin 04 Pamela F. Lenehan 05 Daniel P. McGahn 06 David R. Oliver, Jr. 07 John B. Vander Sande 08 John W. Wood, Jr. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 To approve an amendment to American Superconductor’s Restated Certificate of Incorporation to increase the number of 0 0 0 authorized shares of American Superconductor’s Common Stock from 100,000,000 to 150,000,000. 3 To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as American 0 0 0 Superconductor’s independent registered public accounting firm for the current fiscal year. 4 To hold an advisory vote on executive compensation. 0 0 0 The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain 5 To hold an advisory vote on the frequency of future advisory votes on executive compensation. 0 0 0 0 NOTE: Stockholders of record at the close of business on October 27, 2011 will be entitled to notice of and to vote at the annual meeting or any continuation, postponement or adjournment thereof. The stock transfer books of American Superconductor will remain open. . 11699 . 0 . 0 R1 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000116600 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

The Annual Meeting of Stockholders will take place at 8:30 AM local time, on December 8th, 2011 at American Superconductor’s Headquarters located at: 64 Jackson Road Devens, MA 01434 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report is/are available at www.proxyvote.com . AMERICAN SUPERCONDUCTOR CORPORATION 64 Jackson Road Devens, Massachusetts 01434 Proxy for the Annual Meeting of Stockholders to be held on Thursday, December 8, 2011 This Proxy is Solicited on Behalf of the Board of Directors of the Company The undersigned, revoking all prior proxies, hereby appoint(s) Daniel P. McGahn, David A. Henry and John W. Powell, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of common stock of American Superconductor Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters located at 64 Jackson Road, Devens, MA 01434, on Thursday, December 8, 2011, at 8:30 a.m., local time, or at any continuation, postponement or adjournment thereof (the “Meeting”). This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of all nominees for director, FOR proposals 2, 3 and 4 and FOR a frequency of every THREE YEARS on proposal 5. Attendance of the undersigned at the Meeting will not be deemed to revoke this proxy unless the 11699 undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the . Secretary of the Company or shall vote in person at the Meeting. . 0 . 0 R1 The proxies are authorized to vote upon such other business as may properly come before the Meeting _ 2 in their discretion. 0000116600 Continued and to be signed on reverse side